Schedule 13G                                      Page _____ of _____ Pages
                                                          1       12







                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                 (Amendment No. ___)*
                                                 21







                           ARCHER DANIELS MIDLAND COMPANY
                 ___________________________________________________
                                  (Name of Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      039483102
                 ___________________________________________________
                                   (Cusip Number)

                 ___________________________________________________
               (Date of Event Which Requires Filing of this Statement)



 Check the appropriate box to designate the rule pursuant to which this
 Schedule is filed:

 [X] Rule 13d-1(b)
 [ ] Rule 13d-1(c)
 [ ] Rule 13d-1(d)

 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 Schedule 13G                                      Page _____ of _____ Pages
                                                          2       12

CUSIP No. ___039483102           ___
___________________________________________________
 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
______________________________________________________________________________
 2.  Check the appropriate box if a Member of a Group
     (a) _____
     (b) __X__
______________________________________________________________________________
 3.  SEC USE ONLY:
______________________________________________________________________________
 4.  Citizenship or Place of Organization: Illinois
______________________________________________________________________________
 Number of    5.  Sole Voting Power: 33,884,596
 Shares       _______________________________________________________________
 Beneficially 6.  Shared Voting Power: 167,027
 Owned by     _______________________________________________________________
 Each         7.  Sole Dispositive Power: 33,884,596
 Reporting    _______________________________________________________________
 Person With  8.  Shared Dispositive Power: 167,027
______________________________________________________________________________
 9.  Aggregate Amount Beneficially Owned by each Reporting Person: 34,051,623
______________________________________________________________________________
10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____
______________________________________________________________________________
11.  Percent of Class Represented by Amount in Row 9: 5.20  %
______________________________________________________________________________
12.  Type of Reporting Person: IC
______________________________________________________________________________

 Schedule 13G                                      Page _____ of _____ Pages
                                                          3       12

CUSIP No. ___039483102           ___
___________________________________________________
 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Life Insurance Company 37-0533090
______________________________________________________________________________
 2.  Check the appropriate box if a Member of a Group
     (a) _____
     (b) __X__
______________________________________________________________________________
 3.  SEC USE ONLY:
______________________________________________________________________________
 4.  Citizenship or Place of Organization: Illinois
______________________________________________________________________________
 Number of    5.  Sole Voting Power: 609,722
 Shares       _______________________________________________________________
 Beneficially 6.  Shared Voting Power: 10,844
 Owned by     _______________________________________________________________
 Each         7.  Sole Dispositive Power: 609,722
 Reporting    _______________________________________________________________
 Person With  8.  Shared Dispositive Power: 10,844
______________________________________________________________________________
 9.  Aggregate Amount Beneficially Owned by each Reporting Person: 620,566
______________________________________________________________________________
10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____
______________________________________________________________________________
11.  Percent of Class Represented by Amount in Row 9: 0.09  %
______________________________________________________________________________
12.  Type of Reporting Person: IC
______________________________________________________________________________

 Schedule 13G                                      Page _____ of _____ Pages
                                                          4       12

CUSIP No. ___039483102           ___
___________________________________________________
 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Fire and Casualty Company 37-0533080
______________________________________________________________________________
 2.  Check the appropriate box if a Member of a Group
     (a) _____
     (b) __X__
______________________________________________________________________________
 3.  SEC USE ONLY:
______________________________________________________________________________
 4.  Citizenship or Place of Organization: Illinois
______________________________________________________________________________
 Number of    5.  Sole Voting Power: 4,722,745
 Shares       _______________________________________________________________
 Beneficially 6.  Shared Voting Power: 21,122
 Owned by     _______________________________________________________________
 Each         7.  Sole Dispositive Power: 4,722,745
 Reporting    _______________________________________________________________
 Person With  8.  Shared Dispositive Power: 21,122
______________________________________________________________________________
 9.  Aggregate Amount Beneficially Owned by each Reporting Person: 4,743,867
______________________________________________________________________________
10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____
______________________________________________________________________________
11.  Percent of Class Represented by Amount in Row 9: 0.72  %
______________________________________________________________________________
12.  Type of Reporting Person: IC
______________________________________________________________________________

 Schedule 13G                                      Page _____ of _____ Pages
                                                          5       12

CUSIP No. ___039483102           ___
___________________________________________________
 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Investment Management Corp.
______________________________________________________________________________
 2.  Check the appropriate box if a Member of a Group
     (a) _____
     (b) __X__
______________________________________________________________________________
 3.  SEC USE ONLY:
______________________________________________________________________________
 4.  Citizenship or Place of Organization: Delaware
______________________________________________________________________________
 Number of    5.  Sole Voting Power: 4,418,061
 Shares       _______________________________________________________________
 Beneficially 6.  Shared Voting Power: 27,688
 Owned by     _______________________________________________________________
 Each         7.  Sole Dispositive Power: 4,418,061
 Reporting    _______________________________________________________________
 Person With  8.  Shared Dispositive Power: 27,688
______________________________________________________________________________
 9.  Aggregate Amount Beneficially Owned by each Reporting Person: 4,445,749
______________________________________________________________________________
10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____
______________________________________________________________________________
11.  Percent of Class Represented by Amount in Row 9: 0.67  %
______________________________________________________________________________
12.  Type of Reporting Person: IA
______________________________________________________________________________

 Schedule 13G                                      Page _____ of _____ Pages
                                                          6       12

CUSIP No. ___039483102           ___
___________________________________________________
 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Employee Retirement Trust 36-6042145
______________________________________________________________________________
 2.  Check the appropriate box if a Member of a Group
     (a) _____
     (b) __X__
______________________________________________________________________________
 3.  SEC USE ONLY:
______________________________________________________________________________
 4.  Citizenship or Place of Organization: Illinois
______________________________________________________________________________
 Number of    5.  Sole Voting Power: 7,579,489
 Shares       _______________________________________________________________
 Beneficially 6.  Shared Voting Power: 18,240
 Owned by     _______________________________________________________________
 Each         7.  Sole Dispositive Power: 7,579,489
 Reporting    _______________________________________________________________
 Person With  8.  Shared Dispositive Power: 18,240
______________________________________________________________________________
 9.  Aggregate Amount Beneficially Owned by each Reporting Person: 7,597,729
______________________________________________________________________________
10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____
______________________________________________________________________________
11.  Percent of Class Represented by Amount in Row 9: 1.16  %
______________________________________________________________________________
12.  Type of Reporting Person: EP
______________________________________________________________________________

 Schedule 13G                                      Page _____ of _____ Pages
                                                          7       12

CUSIP No. ___039483102           ___
___________________________________________________
 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Savings and Thrift Plan for U.S.
         Employees  37-6091823

______________________________________________________________________________
 2.  Check the appropriate box if a Member of a Group
     (a) _____
     (b) __X__
______________________________________________________________________________
 3.  SEC USE ONLY:
______________________________________________________________________________
 4.  Citizenship or Place of Organization: Illinois
______________________________________________________________________________
 Number of    5.  Sole Voting Power: 5,080,129
 Shares       _______________________________________________________________
 Beneficially 6.  Shared Voting Power: 0
 Owned by     _______________________________________________________________
 Each         7.  Sole Dispositive Power: 5,080,129
 Reporting    _______________________________________________________________
 Person With  8.  Shared Dispositive Power: 0
______________________________________________________________________________
 9.  Aggregate Amount Beneficially Owned by each Reporting Person: 5,080,129
______________________________________________________________________________
10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____
______________________________________________________________________________
11.  Percent of Class Represented by Amount in Row 9: 0.77  %
______________________________________________________________________________
12.  Type of Reporting Person: EP
______________________________________________________________________________

 Schedule 13G                                      Page _____ of _____ Pages
                                                          8       12

CUSIP No. ___039483102           ___
___________________________________________________
 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Fund Trust   37-1400576
______________________________________________________________________________
 2.  Check the appropriate box if a Member of a Group
     (a) _____
     (b) __X__
______________________________________________________________________________
 3.  SEC USE ONLY:
______________________________________________________________________________
 4.  Citizenship or Place of Organization:
______________________________________________________________________________
 Number of    5.  Sole Voting Power: 237,550
 Shares       _______________________________________________________________
 Beneficially 6.  Shared Voting Power: 0
 Owned by     _______________________________________________________________
 Each         7.  Sole Dispositive Power: 237,550
 Reporting    _______________________________________________________________
 Person With  8.  Shared Dispositive Power: 0
______________________________________________________________________________
 9.  Aggregate Amount Beneficially Owned by each Reporting Person: 237,550
______________________________________________________________________________
10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____
______________________________________________________________________________
11.  Percent of Class Represented by Amount in Row 9: 0.03  %
______________________________________________________________________________
12.  Type of Reporting Person: IV
______________________________________________________________________________

 Schedule 13G                                      Page _____ of _____ Pages
                                                          9       12



Item 1(a) and (b).  Name and Address of Issuer & Principal Executive Offices:
                    _________________________________________________________
                   ARCHER DANIELS MIDLAND COMPANY
                   4666 FARIES PARKWAY
                   BOX 1470
                   DECATUR, IL  62525

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 56,777,213 shares
            _________________________

Item 4(b).  Percent of Class: 8.67 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:
            ____________________________________________
           (i) Sole Power to vote or to direct the vote: 56,532,292
           (ii) Shared power to vote or to direct the vote: 244,921
           (iii) Sole Power to dispose or to direct disposition of: 56,532,292
           (iv) Shared Power to dispose or to direct disposition of:  244,921

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________

Item 7.  Identification and Classification of the Subsidiary Which Acquired
         __________________________________________________________________
         the Security being Reported on by the Parent Holding Company: N/A
         ______________________________________________________________

Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________

 Schedule 13G                                      Page _____ of _____ Pages
                                                         10       12



  Item 10. Certification. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                      Signature

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     1/11/2005
  ________________________
      Date



   /s/ Paul N. Eckley
  ________________________
  Paul N. Eckley
  Senior Vice President - Investments
       State Farm Mutual Automobile Insurance Company
       State Farm Life Insurance Company
       State Farm Fire and Casualty Company



   /s/ Paul N. Eckley
  _________________________
  Paul N. Eckley
  Senior Vice President
       State Farm Investment Management Corp.
       State Farm Associates` Funds Trust
       State Farm Variable Product Trust
       State Farm Mutual Fund Trust



   /s/ Michael L. Tipsord
  _________________________
  Michael L. Tipsord
  Trustee
       State Farm Insurance Companies Employee Retirement Trust
       State Farm Insurance Companies Savings and Thrift Plan for U.S.
       Employees


 Schedule 13G                                      Page _____ of _____ Pages
                                                         11       12

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual
Automobile Insurance Company ("Auto Company") which might be deemed to constitute a "group" with regard to the ownership of shares reported herein.

Auto Company, an Illinois-domiciled insurance company, is the parent company of multiple wholly owned insurance company subsidiaries, including State Farm Life Insurance Company, and State Farm Fire and Casualty Company. Auto Company is also the parent company of State Farm Investment Management Corp. ("SFIMC"), which is a registered transfer agent under the Securities Exchange Act of 1934 and a registered investment advisor under the Investment Advisers Act of 1940. SFIMC serves as transfer agent and investment adviser to State Farm Associates' Funds Trust, State Farm Variable Product Trust, and State Farm Mutual Fund Trust, three Delaware Business Trusts that are registered investment companies under the Investment Company Act of 1940. Auto Company also sponsors two qualified retirement plans for the benefit of its employees, which plans are named the State Farm Insurance Companies Employee Retirement Trust and the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees (collectively the "Qualified Plans").

As part of its corporate structure, Auto Company has established an Investment Department. The Investment Department is directly or indirectly responsible for managing or overseeing the management of the investment and reinvestment of assets owned by each person that has joined in filing this Schedule 13G. Moreover, the Investment Department is responsible for voting proxies or overseeing the voting of proxies related to issuers the shares of which are held by one or more entities that have joined in filing this report. Each insurance company included in this report and SFIMC have established an Investment Committee that oversees the activities of the Investment Department in managing the firm's assets. The Trustees of the Qualified Plans perform a similar role in overseeing the investment of each plan's assets.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


 Schedule 13G                                      Page _____ of _____ Pages
                                                         12       12


                                                               Number of
                                                              Shares based
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC        34,051,623 shares
State Farm Life Insurance Company                IC           620,566 shares
State Farm Fire and Casualty Company             IC         4,743,867 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Associates Funds Trust - State
    Farm Growth Fund                             IV         3,477,500 shares
State Farm Associates Funds Trust - State
    Farm Balanced Fund                           IV           940,561 shares
State Farm Variable Product Trust                IV            27,688 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP         7,597,729 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                          4,081,897 shares
  Balanced Account                                            998,232 shares
State Farm Mutual Fund Trust                     IV           237,550 shares
                                                    -----------------
                                                           56,777,213 shares